Exhibit 35.1.6

SERVICER COMPLIANCE STATEMENT

CMLTI 2007-AR7

Re:

Master Mortgage Loan Purchase and Servicing Agreement, dated September 1, 2006, between Citigroup Global Markets Realty Corp. and Opteum Financial Services, LLC, as amended by Amendment Number One to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of February 8, 2007, as amended by Amendment Number Two to the Master Mortgage Loan Purchase and Servicing Agreement dated as of April 23, 2007 and as otherwise amended (the “MLPSA”) and the Reconstituted Servicing Agreement, dated May 31, 2007 among Citigroup Global Markets Realty Corp., Opteum Financial Services, LLC and CitiMortgage, Inc. (together with the MLPSA, the “Agreement”)

I, Robert E. Cauley, the Senior Executive Vice President of Orchid Island TRS, LLC (f/k/a Opteum Financial Services LLC) (the “Servicer”), pursuant to the Agreement, do hereby certify that:

(1)         A review of the Servicer’s activities during the period from and including January 1, 2007 through and including December 31, 2007 and of the Servicer’s performance under the Agreement has been made under my supervision;

(2)          To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of February 2008.

ORCHID ISLAND TRS, LLC

By:/s/ Robert E. Cauley

Name: Robert E. Cauley

Title: Senior Executive Vice President

[TPW: NYLEGAL:748302.1] 19929-00041 02/26/2008 04:49 PM